UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2010

ALLIANCE BANKSHARES CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	000-49976	46-0488111
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
14200 Park Meadow Drive #200
Chantilly, Virginia 20151
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (703) 814-7200
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of President and Chief Executive Officer
     On January 29, 2010, Alliance Bankshares Corporation (the Company), parent company of Alliance Bank Corporation (the Bank, and together with the Company, Alliance) announced that effective January 29, 2010 Thomas A. Young, Jr. has left his office as President and Chief Executive Officer of the Company and the Bank, and has resigned his positions on the board of directors of the Company and the Bank. In connection with his departure, Mr. Young will receive his previously-disclosed severance benefits under his existing employment arrangements with Alliance.
Appointment of Interim President and Chief Executive Officer
     Effective January 28, 2010, the Company and the Bank appointed William E. Doyle, Jr. as Interim President and Chief Executive Officer of the Company and the Bank.
     Prior to assuming his new role at Alliance, Mr. Doyle, 56, was most recently President, Chief Executive Officer and an organizing director of Monument Financial Services, LLC from 2008 through 2009, where he led an organizing group in efforts to form a new community bank in the Richmond, Virginia area. Prior to that, Mr. Doyle served as President, Chief Executive Officer and an organizing director of Frontier Community Bank (In Organization) in Augusta County, Virginia during 2006 and 2007. Mr. Doyle also served as Interim President, Chief Executive Officer and as a director of Citizens Bancorp of Virginia, Inc. and as Interim President and a director of its subsidiary Citizens Bank & Trust Company in 2004 and 2005, where he led a review and update of corporate strategies and corporate governance policies and procedures by the board of directors. Mr. Doyle also served as President, Chief Executive Officer and Director of Guaranty Financial Corporation and Guaranty Bank from 2001 to 2004, and as Senior Vice President of Retail Banking and Mortgage Banking of the Middleburg Bank from 1997 to 2001. Prior to 1997 Mr. Doyle spent 13 years with Crestar Bank, with a final position of Corporate Senior Vice President and Director of Marketing of the Consumer Finance Group.
     Mr. Doyle has served on the Board of Directors of the Virginia Bankers Association Management Services Corporation, the Virginia Bankers Association Benefits Corporation and Bankers Insurance LLC. Mr. Doyle has also served as a member of the Program Steering Committee of Duke University Center for Eating Disorders and as a director of the National Eating Disorders Association and of the Thomas Jefferson Area United Way.
     Mr. Doyle holds a Masters degree in Business Administration from Duke University and earned a Bachelor of Science in Business Administration degree from Old Dominion University.
     There are no family relationships between Mr. Doyle and any other executive officer or director of the Company or the Bank, and there are no arrangements or understandings pursuant to which he has been appointed. There are no transactions between the Company or the Bank and Mr. Doyle that would constitute related person transactions under Item 404(a) of Regulation S-K.
     In connection with his appointment as Interim President and Chief Executive Officer, the Company and the Bank entered into an employment agreement with Mr. Doyle, dated as of

January 28, 2010. Under the terms of the agreement, Mr. Doyle will serve as Interim President and Chief Executive Officer of the Company and the Bank for an initial term of 90 days, which term may be extended by the Bank for up to two additional 30 days periods upon 15 days’ written notice. The agreement provides for Mr. Doyle to receive a monthly salary in the amount of $24,292 and provides the ability for him to participate in employee benefit plans maintained by the Company on the same basis as other senior executives of the Company. The agreement also contains customary confidentiality and non-disclosure provisions and provides for termination of Mr. Doyle’s employment by mutual consent of the parties, by the Company with or without cause, or in the case of an order issued under the Federal Deposit Insurance Act.
     The foregoing description of Mr. Doyle’s employment agreement is qualified in its entirety by reference to the provisions of the employment agreement, which will be included as an exhibit with the Company’s Form 10-K for the fiscal year ended December 31, 2009.
     A copy of the Company’s press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Alliance Bankshares Corporation press release dated January 29, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Bankshares Corporation
(Registrant)

By:	/s/ Paul M. Harbolick, Jr.
Paul M. Harbolick, Jr.
Executive Vice President & Chief
Financial Officer
Date: February 3, 2010